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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2005

P.F. Chang’s China Bistro, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-25123	86-0815086

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15210 N. Scottsdale Road, Suite 300 Scottsdale, Arizona	85254

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 957-8986

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1
EX-99.2
EX-99.3
EX-99.4

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

     In connection with the appointment of R. Michael Welborn as Executive Vice President and Chief Administrative Officer of P.F. Chang’s China Bistro, Inc. (the “Company”), on June 30, 2005 we entered an Executive Employment Agreement with Mr. Welborn. The initial term of the agreement is three years, and the agreement is renewable for additional one-year terms. Under the agreement, Mr. Welborn’s initial annual base salary is $275,000. Mr. Welborn is also entitled to incentive compensation and benefits as determined by the Company. The agreement prohibits Mr. Welborn from competing with the Company or Pei Wei Asian Diner, Inc., our majority owned subsidiary, in the area of Chinese and Asian food concepts during the term of the agreements and for one year after termination.

     If Mr. Welborn’s employment is terminated without “Cause” (as defined in the agreement), he will be entitled to (a) a severance payment equal to the greater of one and one-half (1-1/2) times Mr. Welborn’s base salary at termination or the salary payments due for the remainder of the term of the agreement, (b) a payment equal to one and one-half (1-1/2) times the average annual cash bonus paid to Mr. Welborn during the term of the agreement, (c) accelerated vesting of all of Mr. Welborn’s unvested stock options, and (d) the continuation of group health benefits for the longer of one and one-half (1-1/2) years or the remaining term of the agreement.

     If Mr. Welborn’s employment is terminated without “Cause” or Mr. Welborn resigns for “Good Reason” within 24 months following a “Change in Control” (as defined in the agreement), he will be entitled to (a) a severance payment equal to the greater of two (2) times Mr. Welborn’s base salary at termination or the salary payments due for the remainder of the term of the agreement, (b) a payment equal to two (2) times the average annual cash bonus paid to Mr. Welborn during the term of the agreement, (c) accelerated vesting of all of Mr. Welborn’s unvested stock options and extension of their exercise period for up to three (3) years, (d) the continuation of group health benefits for the longer of two (2) years or the remaining term of the agreement, and (e) a restoration payment for any excise tax due under the “golden parachute” rules.

     On June 30, 2005, we entered an Amended and Restated Executive Employment Agreement with each of Richard L. Federico, our Chief Executive Officer, Robert T. Vivian, our President, and Russell Owens, our Executive Vice President and President of Pei Wei Asian Diner, Inc. (collectively, the “Revised Employment Agreements”). The Revised Employment Agreements are similar to the employment agreement with Mr. Welborn, although the agreement with Mr. Owens contains certain severance provisions with respect to a change in control of Pei Wei Asian Diner, Inc in addition to a change in control of the Company.

     The prior employment agreements with Mr. Federico, Mr. Vivian and Mr. Owens have been previously filed, and each of such agreements was amended and restated to make the severance benefit provisions consistent with Mr. Welborn’s agreement so that the affected executive would be entitled to continued group health benefits for the longer of the remaining term of the employment agreement or one and one-half (1-1/2) or two (2) years, depending on the nature of the employment termination.

     The employment agreements for the executives above are attached as Exhibits 99.1 though 99.4, and, in addition to this Report on Form 8-K and pursuant to General Instruction B.2 of Form 8-K, are being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     A description of the material terms of Mr. Welborn’s Executive Employment Agreement with the Company is set forth in Item 1.01 above and is incorporated herein by this reference.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Executive Employment Agreement, dated June 30, 2005, between P.F. Chang’s China Bistro, Inc. and R. Michael Welborn

99.2	Amended and Restated Executive Employment Agreement, dated June 30, 2005, between P.F. Chang’s China Bistro, Inc. and Richard L. Federico

99.3	Amended and Restated Executive Employment Agreement, dated June 30, 2005, between P.F. Chang’s China Bistro, Inc. and Robert T. Vivian

99.4	Amended and Restated Executive Employment Agreement, dated June 30, 2005, among P.F. Chang’s China Bistro, Inc. Pei Wei Asian Diner, Inc., and Russell Owens

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.F. Chang’s China Bistro, Inc.

Date: June 30, 2005
/s/ Kristina K. Cashman

Kristina K. Cashman Chief Financial Officer